Exhibit 99.2

CISCO SYSTEMS, INC.

RESTRICTED STOCK UNIT ASSUMPTION AGREEMENT

Dear [Field: Full Name]:

As you know, on May 28, 2010 (the “Closing Date”) Cisco Systems, Inc. (“Cisco”) acquired Moto Development Group, Inc. (“Moto Development”), (the “Acquisition”) pursuant to the Agreement and Plan of Merger by and among Cisco Systems, Inc., Moto Development Group, Inc., and Mamba Acquisition Corp. dated as of May 17, 2010 (the “Merger Agreement”). On the Closing Date you held one or more outstanding restricted stock unit awards to acquire shares of Moto Development Group, Inc., common stock granted to you under the Moto Development Group, Inc. 2010 Equity Incentive Plan (the “Plan”). Pursuant to the Merger Agreement, on the Closing Date, Cisco assumed all obligations of Moto Development Group, Inc., under your outstanding restricted stock unit award (or restricted stock unit awards). This Restricted Stock Unit Assumption Agreement (the “Agreement”) evidences the terms of Cisco’s assumption of a restricted stock unit award (or restricted stock unit awards) to acquire Moto Development Group, Inc., common stock granted to you under the Plan (the “Moto RSUs”), and documented by a restricted stock unit agreement (or restricted stock unit agreements) and any amendment(s) and/or restricted stock unit assumption agreements entered into by and between you and Moto Development Group, Inc. (the “RSU Agreement(s)”), including the necessary adjustments for assumption of the Moto RSUs that are required by the Acquisition.

The table below summarizes your Moto RSUs immediately before and after the Acquisition:

Grant Details

Employee ID	[Field: Employee ID]

Grant Date	[Field: Grant Date]

Type of Award	[Field: Grant Type]

Grant Number	[Field: Grant Number]

Cisco Number of Shares	[Field: Shares Granted]

Original Number of Shares	[Field: Acquisition Shares]

Vesting Commencement Date	[Field: Vest Start Date]

The post-Acquisition adjustments are based on the Stock Unit Exchange Ratio of 137.2107311079, as determined in accordance with the terms of the Merger Agreement, and are intended to preserve immediately after the Acquisition the aggregate fair market value of the underlying shares immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your assumed Moto RSUs was determined by multiplying the Stock Unit Exchange Ratio by the number of Shares remaining subject to your Moto RSUs on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock.

Unless the context otherwise requires, any references in either the Plan and the RSU Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock” or “Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. References in this Agreement to “Employer” mean your actual employer. All references in the RSU Agreement(s) and the Plan relating to your status as an employee or consultant of Moto Development or a subsidiary or affiliate will now refer to your status as an employee or consultant of Cisco or any present or future Cisco parent, subsidiary or affiliate.

The vesting commencement date, vesting schedule and expiration date of your assumed Moto RSUs remain the same as set forth in the RSU Agreement(s) and/or any notice of grant, (in this respect, please note that any discussion of terms (including vesting acceleration) in any employment offer letter (whether from Cisco, Moto Development, or any other related employer) is explanatory in nature and will not result in duplication of benefits (including vesting) with respect to your assumed Moto RSUs) but with the number of shares subject to each vesting installment adjusted to reflect the effect of the Acquisition. Vesting of your assumed Moto RSUs will be suspended during all leaves of absence in accordance with Cisco’s policies. All other provisions which govern either the settlement or the termination of your assumed Moto RSUs remain the same as set forth in the RSU Agreement(s), and the provisions of the RSU Agreement(s) will govern and control your rights under this Agreement to acquire shares of Cisco common stock, except as expressly modified by this Agreement, the Merger Agreement or otherwise in connection with the Acquisition.

UPON TERMINATION OF YOUR ACTIVE EMPLOYMENT WITH CISCO OR ANY PRESENT OR FUTURE CISCO SUBSIDIARY, ALL UNVESTED RESTRICTED STOCK UNITS SHALL BE IMMEDIATELY FORFEITED WITHOUT CONSIDERATION.

Nothing in this Agreement or the RSU Agreement(s) interferes in any way with your right and the right of Cisco or its parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason and whether or not in breach of local labor laws. Future restricted stock units, if any, you may receive from Cisco will be governed by the terms of the Cisco plan under which such restricted stock units are granted, and such terms may be different from the terms of your assumed Moto RSUs, including, but not limited to, the vesting schedule.

Until Cisco’s Stock Administration Department is in receipt of your understanding and acceptance of this Agreement (which can be accomplished electronically by following the instructions under the heading of Acknowledgment below) your Cisco account will not be activated and your assumed Moto Development Group, Inc. RSU(s) will not be released.

If you have any questions regarding this Agreement or your assumed Moto Development Group, Inc. RSU(s), please contact                              at                             .

CISCO SYSTEMS, INC.

By:	/s/ Mark Chandler
Mark Chandler
Corporate Secretary

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the assumed Moto Development Group, Inc. RSU(s) listed on the table above are hereby assumed by Cisco and are as set forth in the RSU Agreement(s) for such assumed Moto Development Group, Inc. RSU(s), the Plan (as applicable) and this Restricted Stock Unit Assumption Agreement.

ATTACHMENTS

Exhibit A – Form S-8 Prospectus

CISCO SYSTEMS, INC.

NON-U.S. RESTRICTED STOCK UNIT ASSUMPTION AGREEMENT

Dear [Field: Full Name]:

As you know, on May 28, 2010 (the “Closing Date”) Cisco Systems, Inc. (“Cisco”) acquired Moto Development Group, Inc. (“Moto Development”), (the “Acquisition”) pursuant to the Agreement and Plan of Merger by and among Cisco Systems, Inc., Moto Development Group, Inc., and Mamba Acquisition Corp. dated as of May 17, 2010 (the “Merger Agreement”). On the Closing Date you held one or more outstanding restricted stock unit awards to acquire shares of Moto Development Group, Inc., common stock granted to you under the Moto Development Group, Inc. 2010 Equity Incentive Plan (the “Plan”). Pursuant to the Merger Agreement, on the Closing Date, Cisco assumed all obligations of Moto Development Group, Inc., under your outstanding restricted stock unit award (or restricted stock unit awards). This Non-U.S. Restricted Stock Unit Assumption Agreement, including any country-specific provisions contained in an Appendix (collectively, the “Agreement”) evidences the terms of Cisco’s assumption of a restricted stock unit award (or restricted stock unit awards) to acquire Moto Development Group, Inc., common stock granted to you under the Plan (the “Moto RSUs”), and documented by a restricted stock unit agreement (or restricted stock unit agreements) and any amendment(s) and/or restricted stock unit assumption agreements entered into by and between you and Moto Development Group, Inc. (the “RSU Agreement(s)”), including the necessary adjustments for assumption of the Moto RSUs that are required by the Acquisition.

The table below summarizes your Moto RSUs immediately before and after the Acquisition:

Grant Details

Employee ID	[Field: Employee ID]

Grant Date	[Field: Grant Date]

Type of Award	[Field: Grant Type]

Grant Number	[Field: Grant Number]

Cisco Number of Shares	[Field: Shares Granted]

Original Number of Shares	[Field: Acquisition Shares]

Vesting Commencement Date	[Field: Vest Start Date]

The post-Acquisition adjustments are based on the Stock Unit Exchange Ratio of 137.2107311079, as determined in accordance with the terms of the Merger Agreement, and are intended to preserve immediately after the Acquisition the aggregate fair market value of the underlying shares immediately prior to the Acquisition. The number of shares of Cisco common stock subject to your assumed Moto RSUs was determined by multiplying the Stock Unit Exchange Ratio by the number of Shares remaining subject to your Moto RSUs on the Closing Date and rounding the resulting product down to the next whole number of shares of Cisco common stock.

Unless the context otherwise requires, any references in either the Plan and the RSU Agreement(s) to: (i) the “Company” or the “Corporation” means Cisco, (ii) “Stock,” “Common Stock” or “Shares” means shares of Cisco common stock, (iii) the “Board of Directors” or the “Board” means the Board of Directors of Cisco and (iv) the “Committee” means the Compensation and Management Development Committee of the Board of Directors of Cisco. References in this Agreement to “Employer” mean your actual employer. All references in the RSU Agreement(s) and the Plan relating to your status as an employee or consultant of Moto Development or a subsidiary or affiliate will now refer to your status as an employee or consultant of Cisco or any present or future Cisco parent, subsidiary or affiliate.

The vesting commencement date, vesting schedule and expiration date of your assumed Moto RSUs remain the same as set forth in the RSU Agreement(s) and/or any notice of grant, (in this respect, please note that any discussion of terms (including vesting acceleration) in any employment offer letter (whether from Cisco, Moto Development, or any other related employer) is explanatory in nature and will not result in duplication of benefits (including vesting) with respect to your assumed Moto RSUs) but with the number of shares subject to each vesting installment adjusted to reflect the effect of the Acquisition. Vesting of your assumed Moto RSUs will be suspended during all leaves of absence in accordance with Cisco’s policies. All other provisions which govern either the settlement or the termination of your assumed Moto RSUs remain the same as set forth in the RSU Agreement(s), and the provisions of the RSU Agreement(s) will govern and control your rights under this Agreement to acquire shares of Cisco common stock, except as expressly modified by this Agreement, the Merger Agreement or otherwise in connection with the Acquisition.

UPON TERMINATION OF YOUR ACTIVE EMPLOYMENT WITH CISCO OR ANY PRESENT OR FUTURE CISCO SUBSIDIARY, ALL UNVESTED RESTRICTED STOCK UNITS SHALL BE IMMEDIATELY FORFEITED WITHOUT CONSIDERATION.

Nothing in this Agreement or the RSU Agreement(s) interferes in any way with your right and the right of Cisco or its parent, subsidiary or affiliate, which rights are expressly reserved, to terminate your employment at any time for any reason and whether or not in breach of local labor laws. Future restricted stock units, if any, you may receive from Cisco will be governed by the terms of the Cisco plan under which such restricted stock units are granted, and such terms may be different from the terms of your assumed Moto RSUs, including, but not limited to, the vesting schedule.

The following are additional terms and conditions of your Moto RSUs:

Moto RSUs shall be automatically settled in Shares upon vesting of such Moto RSUs, provided that Cisco shall have no obligation to issue Shares pursuant to this Agreement unless and until you have satisfied any applicable “Tax-Related Items,” as described below, and such issuance otherwise complies with all applicable law.

Tax-Related Items.

Prior to vesting of the assumed Moto RSUs (or adjustment and conversion of the assumed Moto RSUs if the adjustment and conversion is a taxable event in your country), you authorize Cisco and/or your Employer, or their respective agents, at their discretion to satisfy any obligations for income tax, payroll tax or other tax-related withholding (“Tax-Related Items”) in relation to your assumed Moto RSUs by one or a combination of the following: (1) by withholding all applicable Tax-Related Items from your wages or other cash compensation paid to you by Cisco and/or the Employer; (2) withholding from proceeds of the sale of the Shares issued upon settlement of the Moto RSUs either through a voluntary sale or through a mandatory sale arranged by Cisco (on your behalf, pursuant to this authorization); (3) withholding of Shares that would otherwise be issued upon vesting of the Moto RSUs or (4) requiring you to satisfy the liability for Tax-Related Items by means of any other arrangement approved by Cisco. If the obligation for Tax-Related Items is satisfied by withholding of Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Moto RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. To avoid financial accounting charges under applicable accounting guidance, Cisco may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or may take any other action required to avoid financial accounting charges under applicable accounting guidance. Finally, you must pay to Cisco or the Employer any amount of Tax-Related Items that Cisco or the Employer may be required to withhold or account for as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. Cisco may refuse to convert your assumed Moto RSUs and/or refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Paragraph.

Regardless of any action Cisco or the Employer takes with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Cisco or the Employer. You further acknowledge that Cisco and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Moto RSUs, including the grant, vesting, conversion into restricted stock units over Cisco Shares, any acceleration of vesting, the subsequent sale of Shares acquired at vesting and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the conversion of Moto RSUs into Restricted Stock Units over Cisco Shares, any acceleration of vesting or any aspect of the Moto RSUs to reduce or eliminate your liability for Tax-Related Items or achieve a particular tax result. Further, if you become subject to taxation in more than one jurisdiction between the grant date and the date of any relevant taxable event, you acknowledge that Cisco and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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Data Privacy.

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal information as described in this Agreement by and among, as applicable, the Employer, and Cisco and its parent, subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Cisco and the Employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number (or other social or national identification number), salary, nationality, job title, residency status, any Shares or directorships held in Cisco, details of all assumed Moto RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding (“Data”), for the purpose of implementing, administering and managing your participation in the Plan. You understand that Data may be transferred to Cisco or any of its parent, subsidiaries or affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data to a broker or other third party assisting with the administration of the assumed Moto RSUs under the Plan or with whom Shares acquired pursuant to the vesting of the assumed Moto RSUs or cash from the sale of Shares may be deposited. Furthermore, you acknowledge and understand that the transfer of such Data to Cisco or any of its parent, subsidiaries or affiliates, or any third parties is necessary for your participation in the Plan.

You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative. You further acknowledge that withdrawal of consent may affect your ability to realize benefits from the assumed Moto RSUs and your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

*  *  *  *  *

No Entitlement or Claims for Compensation.

By accepting this Agreement, you hereby acknowledge and agree as follows:

(a) Your rights, if any, in respect of or in connection with the assumed Moto RSUs or any other stock award are derived solely from the discretionary decision of Cisco to permit you to benefit from a discretionary award. The Plan may be amended, suspended or terminated by Cisco at any time, unless otherwise provided in the Plan and this Agreement or the RSU Agreement(s). By accepting Shares subject to the Moto RSUs, you expressly acknowledge that there is no obligation on the part of Cisco to continue the Plan and/or grant any additional stock awards or benefits in lieu of restricted stock units or any other stock awards even if Moto RSUs have been granted repeatedly in the past. All decisions with respect to future stock awards, if any, will be at the sole discretion of Cisco.

(b) The assumed Moto RSUs and the Shares subject to the assumed Moto RSUs are not intended to replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for Moto Development, the Employer or Cisco or its parent, subsidiaries or affiliates. The value of the assumed Moto RSUs and the Shares subject to the Moto RSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to Moto Development, the Employer or Cisco or its parent, subsidiaries or affiliates and which are outside the scope of your written employment agreement (if any).

(c) You acknowledge that you are voluntarily participating in the Plan.

(d) Neither the Plan nor the assumed Moto RSUs or any other stock award granted under the Plan shall be deemed to give you a right to remain an employee, consultant or director of Cisco, its parent, subsidiaries or affiliates. The Employer reserves the right to terminate your Service at any time, with or without cause, and for any reason, subject to applicable laws, Cisco’s Articles of Incorporation and Bylaws and a written employment agreement (if any).

(e) Your participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer or Cisco or its parent, subsidiaries or affiliates.

(f) The future value of the underlying Shares is unknown and cannot be predicted with certainty. If you vest in the assumed Moto RSUs and obtain Shares, the value of the Shares acquired upon issuance may increase or decrease in value. You understand that neither the Employer, nor Cisco or its parent, subsidiaries or affiliates is responsible for any foreign exchange fluctuation between the Employer’s local currency and the United States Dollar that may affect the value of the assumed Moto RSUs.

(g) No claim or entitlement to compensation or damages shall arise from forfeiture of the assumed Moto RSUs resulting from termination of your Service by Cisco or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against Cisco or the Employer, waive your ability, if any, to bring any such claim, and release Cisco and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims.

(h) You agree that Cisco may require the Shares issued upon vesting of the Moto RSUs assumed and converted hereunder to be held by a broker designated by Cisco.

(i) You agree that your rights to acquire Shares or proceeds from the sale of Shares hereunder (if any) shall be subject to set-off by Cisco for any valid debts that you owe to Cisco.

(j) The Moto RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

(k) Cisco and the Employer are not providing any tax, legal or financial advice, nor are Cisco and the Employer making any recommendations regarding your participation in the Plan, or your acquisition or sale of Cisco Shares; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

You hereby acknowledge and agree as follows: (a) the conversion and adjustment of your assumed Moto RSUs to awards over Cisco Shares may have adverse tax and social insurance contribution consequences, including but not limited to any loss of tax and social insurance qualified status and the inability to obtain a tax or social insurance refund for taxes or contributions already paid on such assumed Moto RSUs, and that Moto Development, Cisco and your Employer do not take any responsibility or liability with respect to the loss of tax and social insurance qualified status of your assumed Moto RSUs; (b) you received information regarding the adjustment and conversion of your Moto RSUs; and (c) you acknowledge that vesting and settlement of your Moto RSUs and the issuance of Shares is contingent upon compliance with applicable local laws; in particular, if allowing you to vest in or receive assumed Moto RSUs or the Shares subject to the Moto RSUs would not be compliant with applicable foreign securities laws, you will not be permitted to receive Shares under this Agreement.

You acknowledge that if you have received this Agreement or any other documents related to the Plan translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version will take precedence. Cisco may, in its sole discretion, decide to deliver any documents related to the assumed Moto RSUs and this Agreement by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by Cisco, the Charles Schwab Corporation or other third party designated by Cisco.

You further agree that the assumed Moto RSUs shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country of residence. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent Cisco determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plans. The Appendix constitutes part of this Agreement.

Cisco reserves the right to impose other requirements on your participation in the Plan and on any Shares acquired under the Plan, to the extent Cisco determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. You agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you acknowledge that the laws of the country in which you are working at the time of vesting of the assumed Moto RSUs or the sale of Shares received pursuant to this Agreement (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject you to additional procedural or regulatory requirements that you are and will be solely responsible for and must fulfill.

Until Cisco’s Stock Administration Department is in receipt of your understanding and acceptance of this Agreement (which can be accomplished electronically by following the instructions under the heading of Acknowledgement below) your Cisco account will not be activated and you will be unable to acquire Shares under your vested Moto RSUs.

If you have any questions regarding this Agreement or your assumed Moto RSUs, please contact                              at                             .

CISCO SYSTEMS, INC.

By:	/s/ Mark Chandler
Mark Chandler
Corporate Secretary

ACKNOWLEDGMENT

[Field: Full Name] acknowledges that clicking on the I Agree button constitutes acceptance and agreement to be bound by the terms of this Agreement, as well as understanding and agreement that all rights and liabilities with respect to the assumed Moto Development Group, Inc. RSUs listed on the table above are hereby assumed by Cisco and are as set forth in the RSU Agreement(s) for such assumed Moto Development Group, Inc. RSUs, the Plan (as applicable) and this Non-U.S. Restricted Stock Unit Assumption Agreement, including the Appendix.

ATTACHMENTS

Appendix

Exhibit A – Form S-8 Prospectus